EXHIBIT 10.2

Summary of SCOLR Pharma, Inc. Non-Employee Director Compensation

Upon election or appointment to SCOLR Pharma’s board of directors, each new non-employee director shall receive an option to purchase 50,000 shares of SCOLR Pharma common stock under its 2004 Equity Incentive Plan at an exercise price equal to the closing price per share of SCOLR Pharma’s common stock as reported on the American Stock Exchange on the date of grant.

Each non-employee director shall receive an option to purchase 25,000 shares of SCOLR Pharma common stock under SCOLR Pharma’s 2004 Equity Incentive Plan on the first business day of each calendar year at an exercise price equal to the closing price per share of SCOLR Pharma’s common stock as reported on the American Stock Exchange on the last trading day of the prior year. The options shall have a ten-year term and become exercisable in twelve equal monthly installments following the date of grant if such person is still serving as a director at such time.

Each non-employee director shall receive a quarterly cash retainer of $3,750 paid in arrears. In accordance with the 2004 Equity Incentive Plan, non-employee directors may elect to receive the value of the quarterly retainer in the form of a stock-based director fee award, which will consist of either stock options or stock units, as elected by the director on an annual basis. Such stock options and stock units shall be fully vested at the date of grant and have a term of ten years.

A non-employee director may elect to receive up to 100% of such amount in the form of stock options or stock units. Stock options and stock units from such election will be granted automatically on the last day of each calendar quarter for the portion of a director’s compensation earned during the quarter for which the director elected to receive stock options or stock units in lieu of cash. Director compensation not paid in the form of stock options or stock units will be paid in cash. A director electing to receive stock options will be granted automatically, on the last day of each calendar quarter, an option to purchase that number of shares of SCOLR Pharma common stock under SCOLR Pharma’s 2004 Equity Incentive Plan equal to the amount of the quarterly compensation elected to be received in stock options divided by an amount equal to 50% of the average closing price of a share of SCOLR Pharma common stock as reported on the American Stock Exchange on the ten trading days preceding the date of grant and having an exercise price per share equal to 50% of such average. A director electing to receive stock units will be granted automatically, on the last day of each calendar quarter, an award for a number of stock units under SCOLR Pharma’s 2004 Equity Incentive Plan equal to the amount of the quarterly compensation elected to be received in stock units divided by an amount equal to the average closing price of a share of SCOLR Pharma common stock as reported on the American Stock Exchange on the ten trading days preceding the date of grant. A stock unit is an unfunded bookkeeping entry representing a right to receive one share of SCOLR Pharma common stock. Non-employee directors are not required to pay any additional cash consideration in connection with the settlement of a stock unit award.

Each non-employee director shall also receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.